NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange (the 'NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the Class A Common Stock (the "Common Stock") of Cano Health, Inc. (the "Company") from listing and registration on the Exchange at the opening of business on February 20, 2024, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the Exchange. The Exchange reached its decision that the Company is no longer suitable for listing pursuant to Listed Company Manual Section 802.01D after the Company's February 4, 2024 press release that the Company has initiated prearranged voluntary Chapter 11 proceedings in the U.S. Bankruptcy Court for the District of Delaware. In reaching its delisting determination, NYSE Regulation noted that the Restructuring Support Agreement that Company entered into with its lenders provides for the conversion of nearly $1 billion in secured debt to a combination of new debt and full equity ownership in the reorganized company. On February 5, 2024, the Exchange determined that the Common Stock of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the NYSE. The Company was notified on February 5, 2024. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange the determination to delist the Common Stock, provided it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company notified the Exchange on February 5, 2024, that it will waive its right to appeal. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.